Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for Fiscal First Quarter Ended December 31, 2023

Combination of masofaniten plus enzalutamide continues to be well tolerated with deep and durable reductions in PSA in Phase 1 dose escalation in patients with mCRPC, including 81% of patients achieving PSA90, 69% of patients achieving PSA90 in less than 90 days, and 63% of patients achieving PSA <0.2ng/mL

Phase 2 masofaniten plus enzalutamide combination dose expansion study ongoing

Cash runway sufficient to fund operations beyond 2025

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, Feb. 13, 2024 - ESSA Pharma Inc. ("ESSA", or the "Company") (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal first quarter ended December 31, 2023.

"As we enter 2024, we are focused on advancing the investigation of masofaniten in combination with second-generation antiandrogen agents, with the goal of improving clinical outcomes for patients battling prostate cancer," said David Parkinson, MD, President and CEO of ESSA. "We are extremely pleased with the data reported to date from the Phase 1 dose escalation study evaluating masofaniten combined with enzalutamide in patients with mCRPC naïve to second generation anti-androgens where we continue to observe compelling, deep and durable reductions in prostate-specific antigen ("PSA"), along with an encouraging 16.6 month median time to PSA progression. We look forward to reporting updated Phase 1 dose escalation data during 2024. In addition, we continue to advance enrollment in both Phase 1 arms evaluating masofaniten in combination with apalutamide or abiraterone acetate, respectively, and look forward to reporting preliminary data during the second half of 2024."

"On the financial front, we are bolstered by our strong cash position that we expect will provide sufficient runway to fund our planned operations through several data readouts and beyond 2025. We are excited to execute on our key 2024 objectives which we believe will meaningfully advance the investigation of masofaniten and look forward to providing updates on our progress throughout the year," concluded Dr. Parkinson.

First Quarter Fiscal 2024 and Recent Highlights

Masofaniten Combination Studies

•	Reported Phase 1 dose escalation data at multiple medical meetings from the four cohorts of its ongoing Phase 1/2 study evaluating masofaniten in combination with enzalutamide in patients with metastatic castration-resistant prostate cancer ("mCRPC") naïve to second-generation antiandrogens but may have been treated with chemotherapy in the metastatic castration-sensitive setting.

These data were presented at the 2024 ASCO Genitourinary Cancers Symposium, the 2023 Prostate Cancer Foundation Scientific Retreat and at the European Society for Medical Oncology 2023 Congress. As of the most recent data presentation, the results demonstrated that the combination continues to be well tolerated at the dose levels tested through up to 25 cycles of dosing in some patients. Deep and durable reductions in PSA were observed across evaluable patients for efficacy in all dosing cohorts (n=16). Across all dosing cohorts, 88% of patients achieved PSA50, 81% of patients achieved PSA90, 69% of patients achieved PSA90 in less than 90 days, and 63% of patients achieved PSA <0.2ng/mL. While the data for time to PSA progression are still maturing with a current median follow up of 11.1 months, the median time to PSA progression is 16.6 months. ESSA expects to report updated data from the Phase 1 dose escalation study during the second half of 2024.

•	Enrollment is underway in the Phase 2 portion of the Phase 1/2 study evaluating the combination of masofaniten and enzalutamide compared to enzalutamide monotherapy in patients with mCRPC naïve to second-generation antiandrogens but who may have been treated with chemotherapy in the metastatic castration-sensitive setting. The Phase 2 portion of the study is an open-label randomized study comparing 160 mg once-daily of single agent enzalutamide to the combination of masofaniten with enzalutamide, and is expected to enroll approximately 120 patients. The recommended Phase 2 combination dose was identified as masofaniten 600 mg twice-daily combined with enzalutamide 160 mg once daily. The study is currently enrolling at approximately 25 sites in the USA, Canada and Australia. Expansion to European sites is in progress. ESSA plans to provide guidance for timing of the public disclosure of initial data once the Phase 2 portion has been underway for several months.
•	Initiated two additional masofaniten combination arms as part of the ongoing Phase 1 masofaniten study. One arm will evaluate masofaniten in combination with abiraterone acetate and prednisone in patients with either metastatic castration-sensitive prostate cancer or mCRPC while the second arm will evaluate masofaniten in combination with apalutamide in patients with non-metastatic castration-resistant prostate cancer after 12 weeks of masofaniten single agent. ESSA expects to report preliminary data from these Phase 1 arms during the second half of 2024.
•	An investigator-sponsored neoadjuvant study was also initiated evaluating neoadjuvant use of the combination of masofaniten and darolutamide compared to darolutamide monotherapy in high-risk patients undergoing prostatectomy.

Masofaniten Monotherapy Study

•	On track to complete the Phase 1b masofaniten monotherapy study evaluating masofaniten in patients with late-line mCRPC, which is currently ongoing. The initial results from the study were reported at the 2023 American Society of Clinical Oncology Genitourinary Cancers Symposium, which demonstrated that masofaniten monotherapy was well-tolerated, achieved clinically significant exposures, and showed preliminary signals of anti-tumor activity in a subset of patients. ESSA plans to present the complete Phase 1a and 1b monotherapy results in 2024 at a medical conference.

Summary Financial results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $6.0 million for the first quarter ended December 31, 2023 compared to $6.7 million for the first quarter ended December 31, 2022. The decrease in the first quarter was primarily attributed to an increase in investment income over the prior period of $0.5 million.
•	Research and Development ("R&D") expenditures. R&D expenditures for the first quarter ended December 31, 2023 were $5.4 million compared to $5.3 million for the first quarter ended December 31, 2022, and include non-cash costs related to share-based payments $526,241 for the first quarter ended 2023 compared to $791,192 for the first quarter ended 2022. Reduced expenditure on manufacturing for the period was offset by additional investment in the clinical trial work on masofaniten.
•	General and Administration ("G&A") expenditures. G&A expenditures for the first quarter ended December 31, 2023 were $2.2 million compared to $2.5 million for the first quarter ended December 31, 2022 and include non-cash costs related to share-based payments of $277,177 for the first quarter ended 2023 compared to $772,419 for the first quarter ended 2022. The overall expenditure is largely comparable to the Company's additional spend on professional fees to update Company's documents for its shelf prospectus and ATM program.

Liquidity and Outstanding Share Capital

•	As of December 31, 2023, the Company had available cash reserves and short-term investments of $142.1 million. The Company's cash position is expected to be sufficient to fund current and planned operations beyond 2025.
•	On November 6, 2023, the Company announced that it had entered into an Open Market Sale AgreementSM (the "ATM Sales Agreement") with Jefferies LLC, effective as of November 3, 2023. Under the ATM Sales Agreement, ESSA may, within the period that the ATM Sales Agreement is in effect, sell its common shares from time to time for up to $50.0 million in aggregate sales proceeds. No offers or sales of common shares will be made in Canada, to anyone known by Jefferies LLC to be a resident of Canada or on or through the facilities of any stock exchange or trading markets in Canada.
•	As of December 31, 2023, the Company had 44,163,647 common shares issued and outstanding.
•	In addition, as of December 31, 2023, there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s plans to report updated data from its studies, the Company’s advancement and evaluation of masofaniten, the timing of the Company’s studies, enrollment in the Company’s studies, the presentation of Phase 1a and 1b monotherapy results, sales of common shares pursuant to the ATM Sales Agreement and the Company’s expected cash runway.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 12, 2023, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma, Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media:

Argot Partners

212.600.1902

essa@argotpartners.com

ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

Amounts in thousands of United States dollars

	December 31, 2023	September 30, 2023

Cash and cash equivalents	$ 35,345	$ 33,702
Prepaids and other assets	109,144	115,420

Total assets	$ 144,489	$ 149,122

Current liabilities	3,531	3,495
Long-term debt	275	-
Shareholders' equity	140,683	145,627

Total liabilities and shareholders' equity	$ 144,489	$ 149,122

ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Amounts in thousands of United States dollars, except share and per share data

	Three months ended December 31, 2023	Three months ended December 31, 2022

OPERATING EXPENSES
Research and development	$ 5,377	$ 5,344
Financing costs	-	3
General and administration	2,218	2,519

Total operating expenses	(7,595)	(7,866)

Investment income and other items	1,631	1,124

Net loss for the period	$ (5,964)	$ (6,742)

OTHER COMPREHENSIVE LOSS

Unrealized gain on short-term investments	20	30

Loss and comprehensive loss for the period	$ (5,944)	$ (6,712)

Basic and diluted loss per common shares	$ (0.14)	$ (0.15)

Weighted average number of common shares outstanding	44,129,491	44,073,286